SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549

                                    --------

                                   SCHEDULE TO

                                 (Rule 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                       Specialty Equipment Companies, Inc.
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                       (Name of Subject Company (Issuer))

                         United Technologies Corporation
                                       and
                             Solar Acquisition Corp.
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                       (Name of Filing Persons (Offerors))

                     Common Stock, $.01 Per Share Par Value
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                         (Title of Class of Securities)

                                    847497203
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                      (CUSIP Number of Class of Securities)



                            William H. Trachsel, Esq.
              Senior Vice President, General Counsel and Secretary
                         United Technologies Corporation
                               One Financial Plaza
                               Hartford, CT 06101
                                 (860) 728-7000

                                   Copies to:

                           Christopher E. Austin, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                            New York, New York 10006
                                 (212) 225-2000

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                 (Name, Address and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)
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[X]  Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

     [ ] third-party tender offer subject to Rule 14d-1.

     [ ] issuer tender offer subject to Rule 13c-4.

     [ ] going-private transaction subject to Rule 13e-3.

     [ ] amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]